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                            Exhibit A

                    YORK HANNOVER PARTNERSHIP

                       Partnership Market


Counties to be covered by York Hannover Partnership:

       Alachua                       Levy

       Citrux                        Manatee

       Dixie                         Marion

       Gilchrist                     Pasco

       Hardee                        Pinellas

       Hernando                      Sarasota

       Hillsborough                  Sutnter

       Lake

The following Unicare facilities, not within the above counties will be served by the partnership for pharmacy and third party:

       First Coast Health & Rehabilitation Center
       Jacksonville, FL (Duval County)

       Sunny Pines Nursing & Rehabilitation Center
       Rockledge, FL (Brevard County)

       Winter Haven Health & Rehabilitation Center
       Winter Haven, FL (Polk County)

The following facilities, not within the above counties will be served by the partnership for third party:

       Heritage Nursing & Rehabilitation Center
       North Miami Beach, FL (Dade County)

       Jackson Heights Rehabilitation Center
       Miami, FL (Dade County)

       Palm Court Nursing & Rehabilitation Center
       Ft. Lauderdale, FL (Broward County)

The following facility will be excluded from the partnership:

       Park Lake Village Care Center
       New Port Richey, FL (Pasco County)

The partnership will be allowed to provide third party oxygen equipment and supplies within the states of Florida and Georgia.